NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of 7.125% Debentures due August 1, 2028 (the 'Debentures') of Bausch & Lomb Incorporated (the 'Company') from listing and registration on the Exchange at the opening of business on November 5, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Debentures are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that, effective as of October 26, 2007, the Company merged with and into a wholly owned subsidiary of WP Prism LLC, a Delaware limited liability company,. The Common Stock of the Company was suspended at the close of business on October 26, 2007. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' In view of the fact that the Common Stock of the Company was suspended from trading on the Exchange on October 26, 2007, following the aforementioned merger, the Exchange also considered the appropriateness of the continued listing of the Debentures and determined that the Debentures are no longer suitable for continued listing on the Exchange. 2. The Exchange, on October 26, 2007, determined that the Debentures of the Company should be suspended from trading at the close of the trading session on October 26, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Debentures from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on October 26, 2007, and an announcement was made on the 'information notice circular' of the Exchange on October 26, 2007 of the suspension of trading in the Debentures on the Exchange. Similar information was included on the Exchange's website. Trading in the Debentures on the Exchange was suspended at the close of the trading session on October 26, 2007. 4. On October 24, 2007, the Exchange received an email from the Company advising that following the effectiveness of the merger the Company will not contest the delisting of the Debentures from the NYSE.